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                                                                     Exhibit 1.4

                             KONGZHONG CORPORATION
                           2006 EQUITY INCENTIVE PLAN

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                                Table of Contents

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
                                    ARTICLE I
                                     GENERAL

1.1    Purpose...... ..................................................          1
1.2    Definitions of Certain Terms....................................          1
1.3    Administration..................................................          3
1.4    Persons Eligible for Awards.....................................          4
1.5    Types of Awards Under the Plan..................................          5
1.6    Shares Available for Awards.....................................          5

                                   ARTICLE II
                              AWARDS UNDER THE PLAN

2.1    Award Agreements................................................          6
2.2    No Rights as a Shareholder......................................          6
2.3    Grant of Share Options..........................................          6
2.4    Exercise of Share Options.......................................          7
2.5    Amendment, Cancellation and Termination of Share Options........          8
2.6    Termination of Employment.......................................          8
2.7    Grant of Restricted Share Units.................................          9

                                   ARTICLE III
                                  MISCELLANEOUS

3.1    Amendment of the Plan; Modification of Awards...................         10
3.2    Tax Withholding.................................................         10
3.3    Restrictions....................................................         11
3.4    Nonassignability................................................         11
3.5    Requirement of Notification Upon Disqualifying Disposition Under
       Section 421(b) of the Code......................................         11
3.6    Change in Control...............................................         12
3.7    Sale of Subsidiary..............................................         14
3.8    No Right to Employment or Award.................................         14
3.9    Independent of Employment Contract..............................         15
3.10   Nature of Payments..............................................         15
3.11   Non-Uniform Determinations......................................         15
3.12   Other Payments or Awards........................................         15
3.13   Section Headings................................................         15
3.14   Effective Date and Term of Plan.................................         15
3.15   Governing Law...................................................         16
3.16   Severability; Entire Agreement..................................         16
3.17   No Third Party Beneficiaries....................................         16
3.18   Successors and Assigns..........................................         16
3.19   Waiver of Claims................................................         16
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                                    ARTICLE I

                                     GENERAL

      1.1   Purpose

            The purpose of the KongZhong Corporation 2006 Equity Incentive Plan (the "Plan") is to provide an incentive for officers, other employees, prospective employees, directors, consultants and advisors of KongZhong Corporation (the "Company") and its Related Entities to acquire a proprietary interest in the success of the Company, to enhance the long-term performance of the Company and to remain in the service of the Company and its Related Entities.

      1.2   Definitions of Certain Terms

            (a) "Award" means an award under the Plan as described in Section
1.5 and Article II.

            (b) "Award Agreement" means a written agreement entered into between the Company and a Grantee in connection with an Award.

            (c) "Board" means the Board of Directors of the Company.

            (d) "Business Combination" shall have the meaning set forth in
Section 3.6(a).

            (e) "Cause" means that a Grantee has, as determined by the Company in its sole discretion, (i) willfully failed to perform the duties appurtenant to Grantee's position, (ii) violated Company policies; (iii) violated any obligation of confidentiality, non-competition or non-solicitation of employees, customers or suppliers owed to the Company; (iv) violated any terms of the Grantee's employment agreement(s); (v) engaged in any conduct that is detrimental to the Company; or (vi) been convicted of any felony crime.

            (f) "Change in Control" shall have the meaning set forth in Section 3.6.

            (g) "Code" means the Internal Revenue Code of 1986, as amended.

            (h) "Committee" means the Compensation Committee of the Board and shall consist of not less than two directors; provided, however, that the Compensation Committee may from time to time delegate some or all of its functions under the Plan to a subcommittee or to an executive officer of the Company. The term "Committee" as used herein and in any Award Agreement includes any such subcommittee or executive officer, to the extent of the Compensation Committee's delegation.

            (i) "Company Voting Securities" shall have the meaning set forth in
Section 3.6(a).

            (j) "Covered Person" shall have the meaning set forth in Section 1.3(e).

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            (k) "Disability" means "permanent and total disability" as defined in Section 22(e)(3) of the Code or successor statute or provision.

            (l) "Eligible Persons" shall have the meaning set forth in Section 1.4.

            (m) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            (n) The "Fair Market Value" of a Share on any date shall be (i) the closing sale price of the Shares during normal trading hours on the securities exchange or automated quotation system on which the Shares are principally traded for such date or the last preceding date on which there was a sale of such Shares on such exchange, or (ii) if the Shares are then traded in an over-the-counter market, the average of the closing bid and asked prices for the Shares during normal trading hours in such over-the-counter market for such date or the last preceding date on which there was a sale of the Shares in such market, or (iii) if the Shares are not then listed on a securities exchange or automated quotation system or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine.

            (o) "FICA" means the Federal Insurance Contributions Act.

            (p) "Fully Vest" shall have the meaning set forth in Section 3.6(d).

            (q) "Good Reason" shall have the meaning set forth in Section
3.6(g).

            (r) "Grant Date" means, with respect to any Award, the date of the Award Agreement entered into in by the Company and the Grantee in connection with such Award.

            (s) "Grantee" means a person who receives an Award.

            (t) "Incentive Share Option" means a share option that is intended to qualify for special United States federal income tax treatment pursuant to Sections 421 and 422 of the Code (or successor provisions thereof) and which is so designated in the applicable Award Agreement. Under no circumstances shall any share option that is not specifically designated as an Incentive Share Option be considered an Incentive Share Option.

            (u) "Non-Qualified Option" means a share option that does not qualify as an Incentive Share Option.

            (v) "Non-Qualifying Transaction" shall have the meaning set forth in
Section 3.6(a).

            (w) "Option Exercise Price" means the amount payable by a Grantee upon the exercise of a share option.

            (x) "Parent Corporation" shall have the meaning set forth in Section 3.6(a).

            (y) "Plan Action" shall have the meaning set forth in Section
3.3(a).

            (z) "PRC" means the People's Republic of China.

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            (aa) "Related Entity" means any present or future parent or subsidiary corporation of the Company, or any business, corporation, partnership, limited liability company or other entity over which the Company or a parent or a subsidiary corporation exercises control, directly or indirectly, through the ownership of voting shares, by contract or otherwise.

            (bb) "Restricted Share Unit" or "RSU" means an unfunded and unsecured promise of the Company to pay the Grantee, on a specified future vesting date, one Share for each Restricted Share Unit or, in the discretion of the Committee, a cash payment equal to the Fair Market Value of such Share as of the relevant vesting date.

            (cc) "Shares" means the ordinary shares of the Company.

            (dd) "Surviving Corporation" shall have the meaning set forth in
Section 3.6(a).

            (ee) Unless otherwise determined by the Committee, a Grantee shall be deemed to have a "Termination of Employment" upon ceasing employment with the Company and all Related Entities (or, in the case of a Grantee who is not an employee, upon ceasing association with the Company and all Related Entities as a director, consultant or advisor). The Committee in its sole discretion may determine (i) whether any leave of absence constitutes a Termination of Employment for purposes of the Plan, (ii) the impact, if any, of any such leave of absence on Awards previously made under the Plan, and (iii) when a change in a Grantee's association with the Company constitutes a Termination of Employment for purposes of the Plan. The Committee may also determine whether a Grantee's Termination of Employment is for Cause and the date of termination in such case.

      1.3   Administration

            (a) The Plan shall be administered by the Committee.

            (b) The Committee shall have the authority (i) to exercise all of the powers granted to it under the Plan, including but not limited to deciding to whom Awards may be granted under the Plan, the time or times at which Awards may be granted and will vest, the kind of Award to be granted to each Grantee and the Option Exercise Price of Incentive Share Options and Non-Qualified Options; (ii) to impose any terms and conditions with respect to Awards not inconsistent with the terms of this Plan and any Award Agreements as it deems necessary and desirable; (iii) to construe, interpret and implement the Plan and any Award Agreements, (iv) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations, (v) to make all determinations necessary or advisable in administering the Plan, (vi) to correct any defect, supply any omission and reconcile any inconsistency in the Plan, (vii) to amend the Plan to reflect changes in applicable law, and (viii) to determine whether, to what extent and under what circumstances Awards may be canceled, forfeited or suspended and the method or methods by which Awards may be settled, canceled, forfeited or suspended.

            (c) Actions of the Committee shall be taken by the vote of a majority of its members, acting at a meeting (whether held in person or by teleconference) or by a written instrument signed by a majority of the Committee members. The Board shall designate one

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member of the Committee as its chairperson. In the event of a tie vote on any issue, the chairperson's vote shall decide the issue.

            (d) The determination of the Committee on all matters relating to the Plan or any Award Agreement shall be final, binding and conclusive unless otherwise determined by the Board.

            (e) No member of the Board or the Committee or any employee of the Company or any of its Related Entities (each such person a "Covered Person") shall have any liability to any person (including, without limitation, any Grantee) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Covered Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense (including attorneys' fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan and against and from any and all amounts paid by such Covered Person, with the Company's approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company's choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person's bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company's Memorandum and Articles of Association, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

            (f) Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or resolve to administer the Plan. In such event, the Board shall have all of the authority and responsibility granted to the Committee herein. From time to time the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan, in each case subject to compliance with all applicable securities laws and the rules of any securities exchange or automated quotation system on which the Shares are traded.

      1.4   Persons Eligible for Awards

            Awards under the Plan may be made to such officers, other employees, prospective employees, directors, consultants and advisors of the Company and its Related Entities ("Eligible Persons") as the Committee shall select in its sole discretion, provided, however, that Incentive Stock Options may be granted only to officers and other employees of the Company and its

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Related Entities and may not be granted to prospective employees, outside directors, consultants and advisors of the Company and its Related Entities.

      1.5   Types of Awards Under the Plan

            Awards may be made under the Plan in the form of Incentive Stock Options, Non-Qualified Options and Restricted Share Units.

      1.6   Shares Available for Awards

            (a) Total shares available. The total number of Shares that may be transferred pursuant to Awards granted under the Plan shall not exceed 40,000,000 Shares. Such Shares may be authorized but unissued Shares or authorized and issued Shares held in the Company's treasury or acquired by the Company for the purposes of the Plan. The Committee may direct that any share certificate evidencing Shares issued pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as may apply to such Shares pursuant to the Plan. If any Award is forfeited or otherwise terminates or is canceled without the delivery of Shares, Shares are surrendered or withheld from any Award to satisfy a Grantee's income tax withholding obligations, or Shares owned by a Grantee are tendered to pay the exercise price of options granted under the Plan, then the Shares covered by such forfeited, terminated or canceled Award or which are equal to the number of Shares surrendered, withheld or tendered shall again become available for transfer pursuant to Awards granted or to be granted under this Plan. Any Shares delivered by the Company, any Shares with respect to which Awards are made by the Company and any Shares with respect to which the Company becomes obligated to make Awards, through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity, shall not be counted against the shares available for Awards under this Plan.

            (b) Adjustments. The Committee shall make appropriate adjustments in the number of Shares covered by each outstanding Award and the number of Shares available for Awards as it deems equitable, in its sole discretion, in the event of an increase or decrease in the number of issued Shares resulting from a Share split, combination of Shares, issuance of Shares as a dividend on its outstanding Shares, recapitalization, combination or reclassification of Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration". Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award. After any adjustment made pursuant to this paragraph, the number of Shares subject to each outstanding Award shall be rounded to the nearest whole number.

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                                   ARTICLE II

                              AWARDS UNDER THE PLAN

      2.1   Award Agreements

            Each Award granted under the Plan shall be evidenced by an Award Agreement that shall contain such provisions as the Committee in its sole discretion deems necessary or desirable. Payments or transfers to be made by the Company upon the grant, exercise or payment of an Award may be made in such form as the Committee shall determine, including cash, Shares, other securities, other Awards or other property and may be made in a single payment or transfer, in installments or on a deferred basis. A Grantee shall have no rights with respect to an Award unless such Grantee accepts the Award within such period as the Committee shall specify by executing an Award Agreement in such form as the Committee shall determine.

      2.2   No Rights as a Shareholder

            No Grantee of an Award (or other person having rights pursuant to such Award) shall have any of the rights of a shareholder of the Company with respect to Shares subject to such Award until such person's name is entered in the share register of the Company as owner of such Shares. Except as otherwise provided in Section 1.6(b), no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such entry is made in the share register of the Company.

      2.3   Grant of Share Options

            (a) The Committee may grant share options, including Incentive Share Options and Non-Qualified Options, to purchase Shares from the Company, to such persons, in such amounts and subject to such terms and conditions, as the Committee shall determine in its discretion.

            (b) Each Award Agreement with respect to a share option shall set forth the Option Exercise Price, which shall be at least 100% of the Fair Market Value of a Share on the applicable Grant Date.

            (c) Each Award Agreement with respect to a share option shall set forth the periods during which the Award evidenced thereby shall be exercisable, whether in whole or in part. Such periods shall be determined by the Committee in its discretion; provided, however, that no Incentive Share Option shall be exercisable more than ten (10) years after the Grant Date.

            (d) To the extent that the aggregate Fair Market Value (determined as of the Grant Date of the option) of the Shares with respect to which Incentive Share Options granted under this Plan and all other plans of the Company are first exercisable by any Grantee during any calendar year shall exceed the maximum limit (currently, U.S. $100,000), if any, imposed from time to time under Section 422 (or its successor provisions) of the Code, such options shall be treated as Non-Qualified Options.

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            (e) Notwithstanding any other the provisions of this Plan, to the extent required under Section 422 (or its successor provisions) of the Code, an Incentive Share Option may not be granted under the Plan to an individual who, at the time the option is granted, owns Shares possessing more than 10% of the total combined voting power of all classes of shares of the Company or any Related Entities (as such ownership may be determined for purposes of Section 422(b)(6) of the Code) unless (i) the Option Exercise Price is at least 110% of the Fair Market Value of the Shares subject thereto on the Grant Date and (ii) the Incentive Share Option by its terms is not exercisable after the expiration of five (5) years from the Grant Date.

      2.4   Exercise of Share Options

            Each share option granted under the Plan shall be exercisable as follows:

            (a) Unless otherwise specified by the Committee and subject to
Section 2.6, share options shall become exercisable on a schedule at least as rapid as the following: (i) 25% of any share option shall be exercisable on the one-year anniversary of the Grant Date, and (ii) 6.25% of any share option shall become exercisable at the end of each subsequent three-month period, such that 100% of the share option granted in any Award shall have vested as of the fourth-year anniversary of the Grant Date of such Award. The Committee may also specify such other conditions precedent as it deems appropriate to the exercise of an option. The Committee shall have the right to accelerate the date of exercise of any installment of any option. Once an option becomes exercisable, it shall remain exercisable until expiration or termination of the option, unless otherwise specified by the Committee.

            (b) Unless the applicable Award Agreement otherwise provides, a share option may be exercised from time to time (but no more than once in any fiscal year quarter) as to all or part of the Shares as to which such Award is then exercisable (but, in any event, only for whole Shares); provided, however, that the Committee may specify a minimum number or percentage of the Shares issuable upon exercise of any option that must be purchased in a single exercise. A share option shall be exercised by written notice to the Company, on such form and in such manner as the Committee shall prescribe.

            (c) Any written notice of exercise of a share option shall be accompanied by payment of the Option Exercise Price for the Shares being purchased. Such payment shall be made (i) in cash or as otherwise permitted by the Committee, or (ii) to the extent specified in the Award Agreement (A) by delivery of Shares (which, if acquired pursuant to the exercise of a share option or under an Award made under this Plan or any other compensatory plan of the Company, were acquired at least six (6) months prior to the option exercise date) having a Fair Market Value (determined as of the exercise date) equal to all or part of the Option Exercise Price and cash for any remaining portion of the Option Exercise Price, or (B) to the extent permitted by law, by such other method as the Committee may from time to time prescribe, including a cashless exercise procedure through a broker-dealer.

            (d) Promptly after receiving payment of the full Option Exercise Price, the Company shall, subject to the provisions of Section 3.3 (relating to certain restrictions), enter, or

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cause to be entered, the name of the Grantee (or such other person as may then have the right to exercise the Award) in the share register of the Company as owner of such Shares.

      2.5   Amendment, Cancellation and Termination of Share Options

            The Committee may amend, modify or terminate any outstanding and not yet exercisable share options, including, but not limited to, substituting therefor another share option of the same or a different type, changing the date of exercise, and converting an Incentive Share Option to a Non-Qualified Option; provided however, that except as provided in Section 2.6 and Section 3.13, the Grantee's consent shall be required if the Committee determines that such amendment would materially and adversely affect the Grantee's rights and obligations. The Committee may, at any time and in its sole discretion, determine that any outstanding share options granted under the Plan, whether or not exercisable, shall be canceled and terminated and that in connection with such cancellation and termination the holder of such share options may receive for each Share subject to such options a cash payment (or the delivery of other securities or a combination of cash, Shares and other securities equivalent to such cash payment) equal to the difference, if any, between the amount determined by the Committee to be the Fair Market Value of the Shares and the Option Exercise Price per share multiplied by the number of Shares subject to such Award; provided that if such product is zero or less or to the extent that the options are not then exercisable, the options will be canceled and terminated without payment therefor.

      2.6   Termination of Employment

            (a) Except to the extent otherwise provided in paragraphs (b) and
(c) below or in the applicable Award Agreement, all share options not theretofore exercised shall terminate upon the Grantee's Termination of Employment for any reason.

            (b) If a Grantee's Termination of Employment is for any reason other than death or dismissal for Cause, the Grantee may exercise any outstanding share option on the following terms and conditions: (i) exercise may be made only to the extent that the Grantee was entitled to exercise the Award on the date of the Termination of Employment; and (ii) exercise must occur within ninety (90) days after the Termination of Employment, except that this ninety
(90) day period shall be increased to one (1) year if the Termination of Employment is by reason of Disability, but in no event after the expiration date of the Award as set forth in the Award Agreement.

            (c) If a Grantee dies while employed by the Company or a Related Entity, or after a Termination of Employment but during the period in which the Grantee's share options are exercisable pursuant to paragraph (b) above, any outstanding share option shall be exercisable on the following terms and conditions: (i) exercise may be made only to the extent that the Grantee was entitled to exercise the Award on the date of death and (ii) exercise must occur by the earlier of one hundred eighty (180) days after the Grantee's death or the expiration date of the Award. Any such exercise of an Award following a Grantee's death shall be made only by the Grantee's executor or administrator, unless the Grantee's will specifically disposes of such Award, in which case such exercise shall be made only by the recipient of such specific disposition. If a Grantee's personal representative or the recipient of a specific disposition under the Grantee's will shall be

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entitled to exercise any Award pursuant to the preceding sentence, such representative or recipient shall be bound by all the terms and conditions of the Plan and the applicable Award Agreement that would have applied to the Grantee.

      2.7   Grant of Restricted Share Units

            (a) The Committee may grant Awards of RSUs to such persons, in such amounts, and subject to such terms and conditions as the Committee shall determine in its discretion, subject to the provisions of the Plan. RSUs may be awarded independently of or in connection with any other Award under the Plan.

            (b) Vesting of RSUs. Each Award Agreement shall specify the date or dates on which the RSUs shall become vested, and may specify such conditions to vesting as the Committee deems appropriate. Unless otherwise specified by the Committee and subject to Section 2.7(d), RSUs shall vest on a schedule at least as rapid as the following: as to any Award, (i) 25% of the RSUs shall vest on the one-year anniversary of the Grant Date, and (ii) 6.25% of the RSUs shall vest at the end of each subsequent three-month period, such that 100% of the RSUs contained in any Award shall have vested as of the fourth-year anniversary of the Grant Date of such Award. The Committee may also specify such other conditions precedent as it deems appropriate to the vesting of RSUs. The Committee shall have the right to accelerate vesting dates and otherwise waive or amend any conditions of an Award of RSUs.

            (c) Payment of RSUs. As soon as is reasonably practicable after the vesting date, the Company shall transfer to the Grantee one unrestricted, fully transferable Share (or, in the discretion of the Committee, a cash payment therefor) for each vested RSU scheduled to be paid out on such date and as to which all other conditions to the transfer have been fully satisfied. The Company shall effect such transfer by entering, or causing to be entered, the name of the Grantee (or such other person as may then have the right to receive payment of the Award) in the share register of the Company as owner of the Shares underlying the vested RSUs.

            (d) Termination of Employment. Death. Except to the extent otherwise provided in the applicable Award Agreement, upon a Grantee's Termination of Employment for any reason, including death, such Grantee shall forfeit all rights in respect of RSUs that have not yet Fully Vested. However, if a Grantee's Termination of Employment occurs prior to the payment of Shares underlying RSUs but subsequent to the applicable RSU vesting date, the Company shall pay, or cause to be paid, to such Grantee the number of Shares underlying such Grantee's Fully Vested RSUs. If a Grantee dies while employed by the Company or Related Entity prior to the payment of Shares underlying RSUs but subsequent to the applicable RSU vesting date, the Company shall pay, or cause to be paid, to such Grantee's estate the number of Shares underlying such Grantee's Fully Vested RSUs.

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                                   ARTICLE III

                                  MISCELLANEOUS

      3.1   Amendment of the Plan; Modification of Awards

            (a) The Board may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever, except that (i) the termination date of the Plan may not be extended, and (ii) if the Board determines that an amendment would materially impair any rights or materially increase any obligations of the Grantee under any Award already made under the Plan, the consent of the Grantee (or, after the Grantee's death, the person having the right to exercise or receive payment of the Award) shall be required. For purposes of the Plan, any action of the Board or the Committee that alters or affects the tax treatment of any Award under the applicable law of any jurisdiction shall not be considered to materially impair any rights of any Grantee.

            (b) Shareholder approval of any amendment shall be obtained to the extent necessary to comply with Section 422 of the Code (relating to Incentive Stock Options) or any other applicable law, regulation or the listing requirements of any securities exchange or automated quotation system on which the Shares are listed.

            (c) The Committee may amend any outstanding Award Agreement, including, without limitation, by amendment that would accelerate the time or times at which the Award becomes may be exercised or becomes vested, or waive or amend any goals, restrictions or conditions set forth in the Award Agreement. However, any such amendment (other than an amendment pursuant to paragraphs (a) or (d) of this Section or an amendment to effect an assumption or other action consistent with Section 3.6(b) regarding Change of Control) that the Committee determines would materially impair the rights or materially increase the obligations of a Grantee under an outstanding Award shall be made only with the consent of the Grantee (or, upon the Grantee's death, the person having the right to exercise or receive payment of the Award).

            (d) Notwithstanding anything to the contrary in this Section, the Board or the Committee shall have full discretion to amend the Plan to the extent necessary to preserve fixed accounting treatment with respect to any Award and any outstanding Award Agreement shall be deemed to be so amended to the same extent, without obtaining the consent of any Grantee (or, after the Grantee's death, the person having the right to exercise or receive payment of the affected Award), without regard to whether such amendment adversely affects a Grantee's rights under the Plan or such Award Agreement.

      3.2   Tax Withholding

            (a) As a condition to the receipt of any Shares pursuant to any Award or the lifting of restrictions on any Award, or in connection with any other event that gives rise to any applicable governmental tax withholding obligation on the part of the Company relating to an Award (including, without limitation, PRC individual income tax and U.S. FICA and individual income tax), the Company shall be entitled (i) to require that the Grantee remit to the Company an amount sufficient in the opinion of the Company to satisfy such withholding obligation, and (ii) to

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

the extent permitted by applicable law, to withhold Shares having a Fair Market Value equal to the amount of tax to be withheld or deduct from any payment of any kind otherwise due to the Grantee the amount of tax to be withheld. For this purpose, Fair Market Value shall be determined as of the date on which the amount of tax to be withheld is determined (and any fractional share amount shall be settled in cash).

      3.3   Restrictions

            (a) If the Committee shall at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award, the issuance or purchase of Shares or other rights thereunder, or the taking of any other action thereunder (a "Plan Action"), then no such Plan Action shall be taken, in whole or in part, unless and until such consent shall have been effected or obtained to the full satisfaction of the Committee.

            (b) The term "consent" as used herein with respect to any action referred to in paragraph (a) means (i) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any applicable law, rule or regulation of any relevant jurisdiction, (ii) any and all written agreements and representations by the Grantee with respect to the disposition of Shares, or with respect to any other matter, which the Committee shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (iii) any and all consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory bodies, and (iv) any and all consents or authorizations required to comply with, or required to be obtained under, applicable local law or otherwise required by the Committee. Nothing herein shall require the Company to list, register or qualify the Shares on any securities exchange.

      3.4   Nonassignability

            Except to the extent otherwise provided in the applicable Award Agreement, no Award or right granted to any person under the Plan shall be assignable or transferable other than by will or by the laws of descent and distribution, and all such Awards and rights shall be exercisable during the life of the Grantee only by the Grantee or the Grantee's legal representative. The terms of the Plan and any applicable Award Agreement shall be binding upon the executors, administrators, heirs, successors or assigns of the Grantee.

      3.5   Requirement of Notification Upon Disqualifying Disposition Under
            Section 421(b) of the Code

            If any Grantee shall make any disposition of Shares issued pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), such Grantee shall notify the Company of such disposition within ten (10) days thereof.

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

      3.6   Change in Control

            (a) A "Change in Control" means the occurrence of any one of the following events:

                        (i) any person is or becomes a "beneficial owner" (as
                  defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 30% of the total voting power of the Company's then outstanding securities generally eligible to vote for the election of directors (the "Company Voting Securities"); provided, however, that any of the following acquisitions shall not be deemed to be a Change in Control: (1) by the Company or any subsidiary or affiliate, (2) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary or affiliate, (3) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (4) pursuant to a Non-Qualifying Transaction (as defined in paragraph (ii));

                        (ii) the consummation of a merger, consolidation,
                  statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries or affiliates that requires the approval of the Company's stockholders whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), unless immediately following such Business Combination:

                              (A) more than 49% of the total voting power of (x)
                        the corporation resulting from such Business Combination (the "Surviving Corporation"), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 95% of the voting securities eligible to elect directors of the Surviving Corporation (the "Parent Corporation"), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, and

                              (B) no person (other than any employee benefit
                        plan (or any related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of securities of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) representing 30% of the total voting power of the securities then

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

                        outstanding generally eligible to vote for the election of directors of the Parent Corporation (or the Surviving Corporation);

                  (any Business Combination which satisfies all of the criteria specified in (A) and (B) above shall be deemed to be a "Non-Qualifying Transaction");

                        (iii) the shareholders of the Company approve a plan of
                  complete liquidation or dissolution of the Company; or

                        (iv) the consummation of a sale of all or substantially
                  all of the Company's assets to an entity that is not an affiliate of the Company (other than pursuant to a Non-Qualifying Transaction).

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 30% of Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

            (b) Upon the occurrence of a Change in Control specified in paragraph (a)(iii) above, all outstanding Awards will terminate upon consummation of the liquidation or dissolution of the Company. The Committee may, in the exercise of its sole discretion in such instances, (i) provide that Awards shall Fully Vest as of any specified date prior to such liquidation or dissolution and/or (ii) declare that any Award shall terminate as of any specified date.

            (c) The following shall occur if Awards "Fully Vest": (i) any share options granted under the Plan shall become fully vested and immediately exercisable, (ii) any RSUs and other share-based Awards granted under the Plan will become fully vested, any restrictions applicable to such Awards shall lapse and such Awards denominated in Shares will be immediately paid out, and (iii) any performance goals applicable to Awards will be deemed to be fully satisfied.

            (d) Upon the occurrence of any Change in Control or upon the occurrence of a Non-Qualifying Transaction where Awards are not assumed (or substituted) by the Surviving Corporation or Parent Corporation, the Committee may, in its sole discretion, (i) Fully Vest Awards; (ii) determine that any or all outstanding Awards granted under the Plan, whether or not exercisable, will be canceled and terminated and that in connection with such cancellation and termination the holder of such Award may receive for each Share subject to such Awards a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities equivalent to such cash payment) equal to the difference, if any, between the consideration received by shareholders of the Company in respect of a Share in connection with such transaction and the purchase price per Share, if any, under the Award multiplied by the number of Shares subject to such Award; provided that if such product is zero or less or to the extent that the Award is not then exercisable, the Awards will be canceled and terminated without payment therefor; or (iii) provide that the period to exercise share options granted under the Plan shall be extended (but not beyond the expiration of such option).

            (e) The Committee shall determine in its sole discretion whether an Award shall be considered "assumed" or "substituted". Without limiting the foregoing, for the purposes of Section 3.6, a share option shall be considered "assumed" or "substituted" if in the reasonable determination of the Committee
(i) the aggregate intrinsic value (the difference between the then Fair Market Value as reasonably determined by the Committee and the exercise price per Share multiplied by the number of Shares subject to such Award) of the assumed (or substituted) Award immediately after the Change in Control is substantially the same as the aggregate intrinsic value of such Award immediately before such transaction, (ii) the ratio of the exercise price per assumed (or substituted) Award to the Fair Market Value per share of successor corporation stock immediately after the Change in Control is substantially the same as such ratio for such Award immediately before such transaction and (iii) the Award is exercisable for the consideration approved by the Committee (including Shares, other securities or other property or a combination of cash, Shares, other securities and other property).

            (f) Where the successor corporation assumes (or substitutes for) any outstanding Awards, if within eighteen (18) months of the consummation of such Change in Control, Grantee's employment with the successor corporation is terminated by the successor corporation other than for Cause or the Grantee terminates employment with the successor corporation for Good Reason, then all outstanding Awards owned by such Participant shall Fully Vest. For purposes hereof, the term "Good Reason" shall have the meaning specified in the Grantee's Award agreement or as otherwise determined by the Committee in its discretion.

      3.7   Sale of Subsidiary

            Unless the Committee determines at any time in its sole discretion that this Section 3.7 shall not apply, in the event the Company sells or spins off a portion of its assets or one of its Related Entities and a Grantee is determined to have experienced a Termination of Employment as a result of such sale or spin-off, then the Grantee shall be permitted to exercise Grantee's outstanding and Fully Vested share options until the earlier of one (1) year after such Termination of Employment or the expiration of the Award.

      3.8   No Right to Employment or Award

            Nothing in the Plan or in any Award Agreement shall confer upon any Grantee the right to continue in the employ of or association with the Company or Related Entity, or affect any right which the Company or Related Entity may have to terminate such employment or association at any time (with or without Cause), or confer any additional rights to compensation, damages or otherwise in consequence of or upon the termination of such employment or association. Nothing in the Plan shall be construed as a commitment to make an Award under the Plan to any or every Eligible Person.

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

      3.9   Independent of Employment Contract

            The Plan shall not form part of any contract of employment or association between the Company or its Related Entities and Eligible Persons. The rights and obligations of an Eligible Person under the terms of his office or employment shall not be affected by his participation or non-participation in the Plan or by any right which he may have in relation to any Award (or any matter relating thereto).

      3.10  Nature of Payments

            Any and all grants of Awards and issuances of Shares under the Plan shall constitute a special incentive payment to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for the purpose of determining any benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company or under any agreement with the Grantee, unless such plan or agreement specifically provides otherwise.

      3.11  Non-Uniform Determinations

            The Committee's determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Award Agreements, as to the persons to receive Awards under the Plan, and the terms and provisions of Awards under the Plan.

      3.12  Other Payments or Awards

            Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company from making any Award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

      3.13  Section Headings

            The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of the sections.

      3.14  Effective Date and Term of Plan

            Unless sooner terminated by the Board, the Plan, including the provisions respecting the grant of Incentive Stock Options, shall terminate the day before the tenth anniversary of the adoption of the Plan by the shareholders. All Awards made under the Plan prior to its termination shall remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements.

      3.15  Governing Law

            All rights and obligations under the Plan shall be construed and interpreted in accordance with the laws of the State of New York.

      3.16  Severability; Entire Agreement

            If any of the provisions of this Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby; provided, that if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

      3.17  No Third Party Beneficiaries

            Except as expressly provided therein, neither the Plan nor any Award Agreement shall confer on any person other than the Company and the grantee of any Award any rights or remedies thereunder.

      3.18  Successors and Assigns

            The terms of this Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns.

      3.19  Waiver of Claims

            Each grantee of an Award recognizes and agrees that prior to being selected by the Committee to receive an Award he or she has no right to any benefits hereunder. Accordingly, in consideration of the grantee's receipt of any Award hereunder, he or she expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, the Board or the Company, or any amendment to the Plan or any Award Agreement (other than an amendment to this Plan or an Award Agreement to which his or her consent is expressly required by the express terms of the Plan or an Award Agreement).

                                       16